LIBERTY STAR GOLD CORP

2766 N. Country Club Road	TEL: (520) 731-8786
Tucson, Arizona 85716-2204	FAX: (520) 844-1118

http://www.libertystargold.com/

March 10, 2006	OTC BB: LBTS
NR 30

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR AGREES TO FINANCING

Tucson, Arizona – March 10, 2006 – Liberty Star Gold Corp (the “Company”), (symbol: LBTS) is pleased to announce that it has signed a Standby Equity Distribution Agreement (the “Agreement”) with Cornell Capital Partners (“Cornell”). Pursuant to the Agreement, the Company may periodically sell to Cornell shares of common stock of the Company for a total gross purchase price of up to $10,000,000. For each share of common stock purchased under the Agreement, Cornell will pay the Company 96% or a 4% discount of the lowest volume weighted average per share purchase price of the Company’s common stock on the OTCBB for the 5 days following the Company’s request for an advance. In addition, a 5% commitment fee plus $500 will be paid to Cornell on each advance. The Company may not sell any shares to Cornell until a registration statement registering the shares has been declared effective.

The Company intends to file a registration statement on Form SB-2 with the Securities and Exchange Commission (the “SEC”) registering the shares of common stock to be issued to Cornell.

The Company has issued 256,637 shares of its common stock to Cornell as a commitment fee pursuant to the Agreement. The Company has also issued 8,850 shares of its common stock to Newbridge Securities Corporation as a placement agent fee.

We will use the net proceeds of the financing to further explore and develop our properties, possibly acquire additional mineral exploration properties and for working capital.

ON BEHALF OF THE BOARD OF DIRECTORS

James A. Briscoe,

President/Director

Safe Harbor Statement

Statements in this document which are not purely historical are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements in this release include our intention to sell shares of our common stock to Cornell and our intention to register that common stock, and that gross proceeds are up to $10,000,000. Factors which could adversely affect these forward-looking statements such that they are prevented or delayed or materially different than presented include that we are not successful in registering the common stock intended to be sold to Cornell in which case we would sell no stock, or if our stock price was lower than $1.00 in which case we would not have registered enough stock to sell to Cornell so that we could receive the maximum amount of gross proceeds. Readers should also refer to the risk disclosures outlined in our annual report of Form 10-KSB filed with the SEC.

Contact:	James A. Briscoe
(520) 731-8786